Exhibit 99.2

Introduction to the Unaudited Pro Forma Condensed Financial Statements

On July 6, 2017, our consolidated master limited partnership, Williams Partners L.P., completed the sale of Williams Olefins, L.L.C., its former wholly owned subsidiary which owned an 88.46 percent undivided ownership interest in a Geismar, Louisiana, olefins plant and associated complex, for cash proceeds totaling $2.084 billion.

The following unaudited pro forma statement of income has been developed by applying pro forma adjustments to the historical audited statement of income of The Williams Companies, Inc. to reflect the disposition. The following unaudited pro forma condensed statement of income for the year ended December 31, 2017, has been prepared to give effect to the transaction as if the divestiture had occurred at the beginning of 2017. Our historical condensed consolidated statement of income has been derived from and should be read together with the historical audited consolidated financial statements and related notes in our Annual Report on Form 10-K filed February 22, 2018.

The unaudited pro forma condensed statement of income is presented for illustrative purposes only to reflect the sale of Williams Olefins, L.L.C. and does not represent what our results of operations would actually have been had the sale occurred on the dates noted above, or project our results of operations for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed financial information.

The Williams Companies, Inc.

Unaudited Pro Forma Condensed Statement of Income

For the year ended December 31, 2017

($ in millions, except per-share amounts)

	Historical
	The Williams Companies, Inc.	Pro forma Adjustments	Pro Forma
Revenues:
Service revenues	$5,312	$(7)	$5,305
Product sales	2,719	(205)	2,514

Total revenues	8,031	(212)	7,819

Costs and expenses:
Product costs	2,300	(97)	2,203
Operating and maintenance expenses	1,585	(50)	1,535
Depreciation and amortization expenses	1,736	(26)	1,710
Selling, general, and administrative expenses	608	(14)	594
Impairment of certain assets	1,248	—	1,248
Gain on sale of Geismar Interest	(1,095)	1,095	—
Regulatory charges resulting from Tax Reform	674	—	674
Insurance recoveries – Geismar Incident	(9)	9	—
Other (income) expense – net	80	(8)	72

Total costs and expenses	7,127	909	8,036

Operating income (loss)	904	(1,121)	(217)
Equity earnings (losses)	434	—	434
Other investing income (loss) - net	282	—	282
Interest expense	(1,083)	—	(1,083)
Other income (expense) – net	(2)	—	(2)

Income (loss) before income taxes	535	(1,121)	(586)
Provision (benefit) for income taxes	(1,974)	(314)	(2,288)

Net income (loss)	2,509	(807)	1,702
Less: Income (loss) attributable to noncontrolling interests	335	(291)	44

Net income (loss) attributable to controlling interests	$2,174	$(516)	$1,658

Basic earnings (loss) per common share:
Net income (loss)	$2.63		$2.01
Weighted-average common shares (thousands)	826,177		826,177
Diluted earnings (loss) per common share:
Net income (loss)	$2.62		$2.00
Weighted-average common shares (thousands)	828,518		828,518

See accompanying notes.

Note 1. Pro Forma Adjustments

Unaudited Pro Forma Condensed Statement of Income Adjustments

The pro forma adjustments reflect the removal of the historical results of Williams Olefins, L.L.C. and a gain of $1,095 million recognized upon completion of the sale, further adjusted to reflect the income attributable to the noncontrolling interests in Williams Partners L.P. and the effect of income taxes at an estimated effective rate of 37.8 percent.